EXHIBIT 10.43

DEFERRAL AGREEMENT
John Madison Thomas III

TVA’s President and Chief Executive Officer has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the terms and conditions stated below.

Duration of deferral agreement	Ten Months
First and only compensation credit	$200,000 (03/01/2014)
Total credits	$200,000
Expiration date	12/31/2014

Please read the following provisions carefully and indicate your approval by signing at the designated place below.
________________________________________________________________________________________
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:

A deferred compensation credit in the amount of $200,000 will be made to an account in my name to cover a service period beginning March 1, 2014, and ending December 31, 2014. Upon the expiration of this agreement, the entire amount credited to my account under this agreement, including interest or return as provided below, will be paid to me in a single lump sum cash payment.

I understand that I must remain employed by TVA through the expiration of this agreement, or no payments or transfers under the Plan will be made by TVA, and any credits to my account will be extinguished. However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement will be terminated as of the date of my termination and any credits in my account from this agreement, including interest or return as provided below, at the time of termination will become vested. If TVA terminates my employment for cause prior to the expiration of this agreement, no payments will be made and my account balance will be extinguished. In the event of my death during the term of this agreement, my account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate, in a manner permitted by applicable IRS rules.

Interest will be credited to the balance reflected in my deferral account associated with this agreement on the same basis as interest is calculated and credited under the TVA Deferred Compensation Plan. In the alternative, I may choose to have the balance of my deferral account associated with this agreement adjusted based on the return of the funds I select under the same conditions as are contained in TVA’s Deferred Compensation Plan. I understand that I am solely responsible for the risk associated with any return elections that I make.

The Plan may be amended or discontinued by the Board. If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me in accordance with applicable IRS rules

I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA in any capacity and that the payment distribution is final (not revocable).

/s/ John Madison Thomas III          2/27/14
John Madison Thomas III                    Date